Exhibit 99.1

Avinger Announces 510(k) Filing for New Lightbox 3 Imaging Console

Smaller Footprint, Improved User Experience and Lower Cost to Drive Adoption

Redwood City, Calif., August 9, 2021 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of Peripheral Artery Disease (PAD), today announced the submission of a 510(k) application to the U.S. Food & Drug Administration (FDA) for its new Lightbox 3 imaging console.

“Avinger’s Lightbox 3 represents an important leap forward in imaging, portability and capability,” commented Jeff Soinski, Avinger’s President and CEO. “The Lightbox 3’s compact size, next generation laser system and streamlined workflows are anticipated to accelerate the pace and efficiency of new account acquisition, energize existing users and provide the opportunity to support new catheter capabilities in the future. The filing of this 510(k) submission is a major accomplishment for our team, and we are excited about the potential for the Lightbox 3 to positively impact the trajectory of our business if pre-marketing clearance is obtained.”

Dr. Jaafer Golzar, Avinger’s Chief Medical Officer, remarked, “Physicians using the new Lightbox 3 in conjunction with our best-in-class Pantheris, Pantheris SV and Tigereye catheters will have the most advanced tools to safely and effectively treat PAD with precision, while avoiding damage to the vessel wall. I am confident that the Lightbox 3’s next generation laser technology providing high-definition intravascular OCT imaging and enhanced user interface will be of great benefit to physicians as they seek to provide the best possible care for their patients.”

The Lightbox 3 presents a significant reduction in size, weight and cost compared to the existing platform, and is anticipated to speed the evaluation process and reduce barriers to adoption in new accounts. The Lightbox 3 fits into a case the size of a carry-on suitcase and weighs less than 20 pounds. This 90% reduction in size and weight over the prior generation Lightbox console provides for easy transport, a simplified service strategy and streamlined lab installation options.

The Lightbox 3 incorporates an advanced solid-state laser for enhanced high-definition OCT imaging, a more powerful computing platform, and a redesigned software system with a highly intuitive user interface that emphasizes efficiency and simplicity. These enhancements incorporate physician feedback with the primary objective of improving the user experience and supporting increased utilization of Avinger’s proprietary image-guided devices.

Avinger's proprietary Lumivascular technology allows physicians, for the first time ever, to see from inside the artery during an atherectomy or CTO crossing procedure by using an imaging modality called optical coherence tomography, or OCT, that is displayed on Avinger's Lightbox console. Physicians performing atherectomy or crossing CTOs with other devices must rely solely on X-ray and tactile feedback to guide their interventions while treating complicated arterial disease. With the Lumivascular approach, physicians can more accurately navigate their devices and treat PAD lesions, due to real-time OCT images generated from inside the artery, without exposing healthcare workers and patients to the negative effects of ionizing radiation.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot and Tigereye™ family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the timing and potential approval of our 510(k) application for Lightbox 3, the potential benefits of our products, including Lightbox 3, for patients and healthcare providers, our ability to generate new account acquisitions, and the impact of Lightbox 3 on our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2021 and in our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com